Exhibit 16.1

May 10, 2016

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by Verde Resources, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated May 10, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited
Certified Public Accountants